FOR IMMEDIATE RELEASE

Contact:   Victor L. Marrero
           Vice President - Finance
           and Chief Financial Officer
           (201) 703-3405


                Synetic Announces Acquisition of CareAgents, Inc.
                -------------------------------------------------

         Elmwood Park, New Jersey, January 23, 1997 -- Synetic, Inc. (NASDAQ:
SNTC) announced today that it has acquired CareAgents, Inc., a privately held developer of Internet-based clinical commerce applications. This acquisition is another step in Synetic's plan to develop a new area of business using Internet-based technology to create innovative healthcare services. This new business will create an interactive communication channel intended to benefit providers and payers of healthcare services by improving the quality of patient care, guiding appropriate utilization of healthcare services, reducing administrative costs, and enforcing benefit plan guidelines.

         CareAgents, Inc. was founded in 1996 to enable Internet-based healthcare commerce among physicians, suppliers and patients. CareAgents has assembled a team with expertise in large-scale commercial clinical applications, medicine and information technology led by David Margulies, M.D. "Adding the unique capabilities of the principals of CareAgents to our own internal development efforts and our recently acquired subsidiary, Avicenna Systems Corporation, gives Synetic an exceptional technology and resource platform for creating and deploying a new generation of interactive healthcare services," said Martin J. Wygod, Chairman of Synetic.

         Dr. Margulies is a nationally renowned industry leader in the field of commercial clinical application software and clinical process automation. From 1990 until early 1996, he was Executive Vice President, Chief Scientist and a Director of Cerner Corporation, a publicly-held company that supplies enterprise-level clinical applications. Prior to joining Cerner, Dr. Margulies was Vice President and Chief Information Officer at Boston's Children Hospital. Dr. Margulies will become Executive Vice President and Chief Scientist of Synetic and will join the Synetic Board of Directors.

         Dr. Margulies noted, "As part of Synetic, we see an opportunity to develop a uniquely effective set of applications which will allow us to create the most influential channel linking physicians to the payers, suppliers and consumers of healthcare."

         Other senior executives of CareAgents include David H. Carney, previously CEO of MegaSource, a provider of hospital-based pharmacy information systems, later sold to Cerner Corporation; Habib Khoury, previously COO at Bioran Medical Laboratory and CIO at


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Harvard Community Health Plan; and Karen DeStefano, previously a senior executive within IBM's healthcare business.

         Synetic will acquire CareAgents in exchange for 106,029 shares of Synetic common stock which the principals of CareAgents have agreed to retain for a period of at least two years. In addition, each of the principals has entered into a long-term employment arrangement with Synetic.

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